Exhibit 99.1
For Immediate Release — November 2, 2006
Telular Corporation Announces 78% Revenue Increase in
Both Fourth Quarter and Full Fiscal Year over Last Year
Telguard® Product and Services Sales Surge by 203% to a Record $12.1 Million
VERNON HILLS, IL USA—Telular Corporation (NASDAQ: WRLS)

Telular Corporation reported revenue of $25.4 million for its fourth quarter ended September 30, 2006, compared to $14.3 million for the same period last year. The Company reported a fourth-quarter net loss of $2.2 million, or $0.12 per share, compared to a net loss of $2.5 million, or $0.18 per share, for the fourth quarter of fiscal year 2005.
Fourth quarter Fixed Cellular Terminal (FCT) revenues of $15.7 million increased 104% from last year; with Telguard® product sales increasing 455% to $9.0 million, service revenue rising 31% and Phonecell® terminal sales declining by 3%. Fourth quarter Fixed Cellular Phone (FCP) revenue of $9.7 million increased 47% from $6.6 million last year.
“Our revenue growth is anchored by the rapid expansion of our higher value Telguard product line inside the FCT business,” said Michael J. Boyle, president and chief executive officer. “Since we introduced the first GSM Telguard products to the alarm industry, we have seen a dramatic increase in demand for our unique wireless solutions. Currently, we believe we control the majority market share in this business and we are the only company that provides UL listed full data on all the different technology platforms used by security companies. With less than sixteen months before the FCC-mandated sunset of analog service, we expect demand to continue to be strong. One leading security company recently projected that this deadline will necessitate the installation of 62,500 digital cellular units per month to meet the FCC mandate, with industry production at only a fraction of that rate today.”
Telguard’s cellular solution is used to provide back-up or primary communications to alarm monitoring centers when the telephone line has been disrupted, compromised by intruders, or if no wireline service is used. The Company achieved best-ever performance for Telguard units shipped and subscriber additions in the fourth quarter.
“The introduction of digital technology is adding new segments of the security market for Telular to address,” Mr. Boyle added. “Historically, 90% of our business has been commercial, and with Telguard Digital, the residential, small business, and home office markets are now opportunities. We expect the rising number of cell-only households, increasing use of VoIP technology, most requiring a wireless alarm connection will support continued strong growth. We also believe we can expand Telguard into international markets in the future providing further potential growth drivers on our FCT business.”

For fiscal year 2006, the Company reported revenue of $93.1 million, compared to $52.4 million last year for the same period. The Company reported a net loss of $11.8 million, or $0.70 per share, this fiscal year, compared to a net loss of $10.9 million, or $0.81 per share, for the same period last year. Before the current year goodwill impairment charge of $4.0 million, the Company reported a net loss of $7.8 million, this fiscal year compared to a net loss of $10.9 million for the same period last year.
“With the rapid expansion of FCT market opportunities, we are making targeted investments in new products and in expanding our sales channels,” added Jeffrey L. Herrmann, chief financial officer. “We expect these initiatives to help drive future growth and increase the operating leverage in our business. While FCT gross margins remained in the range of 30%, overall gross margins during the fourth quarter were 21%, reflecting the higher mix of FCP sales compared to the preceding quarter. With the expectation that mix of FCT will continue to increase, we would anticipate that gross margins will increase. From a bottom line basis, we expect to see improvement in coming quarters toward our goal of sustainable profitability.”
Investor Conference Call
Telular’s quarterly conference call will be held today at 10:00 A.M. Central Time. To participate on the teleconference from the United States and Canada dial 1-800-839-6489 at least 15 minutes prior to the start of the call. International attendees may gain access by dialing +1-706-634-2227. For all callers the conference code is 9245030. You may also monitor the call via webcast at http://audioevent.mshow.com/311555.
About Telular
Telular Corporation is a leader in the design and manufacturing of wireless products. Telular’s proprietary telecommunications interface technology enables standard phones, fax machines, computer modems or monitored alarm systems to utilize available cellular wireless service for either primary or back-up telecommunications. Their product lines incorporate the world’s leading cellular standards (CDMA, GSM & TDMA) and are marketed worldwide. Headquartered in Vernon Hills, Illinois, Telular has regional sales offices in Atlanta, Delhi, Dubai, Mexico City, Miami and Singapore. For further company information, visit Telular at http://www.telular.com.
Source: Telular Corporation
Investor Relations Contact:
Brinlea Johnson
The Blueshirt Group
(212) 867-2593
brinlea@blueshirtgroup.com
Please be advised that some of the information in this release presents the Company’s intentions, beliefs, judgments and expectations of the future and are forward-looking statements. It is important to note that the Company’s actual results could differ materially from these forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s report on Form 10-K for the fiscal year ended September 30, 2005. Copies of these filings may be obtained by contacting the Company or the SEC.

TELULAR CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
AND STATEMENTS OF CASH FLOWS
(Dollars in thousands, except share data)
BALANCE SHEETS

	September 30	September 30,
	2006	2005
	(Unaudited)
ASSETS
Cash and cash equivalents	$6,799	$10,023
Restricted cash	—	4,000
Marketable securities	—	12,075
Trade receivables, net of allowance for doubtful accounts of $332 and $185 at September 30, 2006 and September 30, 2005, respectively	25,495	12,133
Inventories, net	12,405	7,655
Prepaid expenses and other current assets	1,887	333

Total current assets	46,586	46,219

Property and equipment, net	4,625	3,028
Other assets	6,726	4,252

Total assets	$57,937	$53,499

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$19,125	$9,707
Total stockholders’ equity *	38,812	43,792

Total liabilities and stockholders’ equity	$57,937	$53,499

* At September 30, 2006, 18,066,411 shares were outstanding
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS

	Twelve Months Ended September 30,
	2006	2005
	(Unaudited)	(Unaudited)
Net cash used in operating activities	$(17,667)	$(5,061)
Net cash provided from (used in) investing activities	11,100	(4,999)

Subtotal net cash used in before financing activities	$(6,567)	$(10,060)
Net cash provided by financing activities	3,343	9,856

Net decrease in cash and cash equivalents	$(3,224)	$(204)

TELULAR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share data)
Unaudited

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2006	2005	2006	2005
Revenues
Net product sales	$22,288	$11,896	$81,956	$43,340
Service revenue	3,129	2,388	11,144	9,095

Total revenue	25,417	14,284	93,100	52,435

Cost of sales
Net product cost of sales	18,570	9,977	68,713	36,522
Service cost of sales	1,621	1,353	5,931	5,132

Total cost of sales	20,191	11,330	74,644	41,654

Gross margin	5,226	2,954	18,456	10,781
Engineering and development expenses	1,929	1,833	7,557	6,958
Selling and marketing expenses	3,187	2,444	11,669	9,495
General and administrative expenses	1,607	1,141	5,770	4,894
Amortization and goodwill impairment loss	754	150	5,651	600

Income (loss) from operations	(2,251)	(2,614)	(12,191)	(11,166)

Other income, net	63	106	373	284

Income (loss) before income taxes	(2,188)	(2,508)	(11,818)	(10,882)
Income taxes, net of tax benefit	—	—	—	—

Net income (loss)	$(2,188)	$(2,508)	$(11,818)	$(10,882)

Net income (loss) per common share:
Basic	$(0.12)	$(0.18)	$(0.70)	$(0.81)
Diluted	$(0.12)	$(0.18)	$(0.70)	$(0.81)

Weighted average number of common shares outstanding:
Basic	18,066,411	14,185,230	16,903,487	13,517,314
Diluted	18,066,411	14,185,230	16,903,487	13,517,314